As filed with the Securities and Exchange Commission on March 28, 2007.

Registration No. 333-141268

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NTELOS Holdings Corp.

(Exact name of Registrant as specified in its charter)

Delaware	36-4573125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 Spring Lane, Suite 300

PO Box 1990

Waynesboro, Virginia 22980

Telephone: (540) 946-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael B. Moneymaker

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

NTELOS Holdings Corp.

401 Spring Lane, Suite 300

PO Box 1990

Waynesboro, Virginia 22980

Telephone: (540) 946-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

David M. Carter R. Mason Bayler, Jr. Troutman Sanders LLP Bank of America Plaza 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308 (404) 885-3000	Marc D. Jaffe Rachel W. Sheridan Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, New York 10022-4834 Telephone: (212) 906-1200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registrant’s Registration Statement on Form S-3 (File No. 333-141268) is being filed solely for the purpose of filing Exhibits 1.1, 5.1 and 23.1. No changes are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the aggregate estimated expenses (other than the registration fee) to be paid by the Registrant in connection with the securities being registered under this registration statement. All such fees and expenses are estimated.

Securities and Exchange Commission registration fee	$7,119
NASD filing fee	23,700
Accounting fees and expenses	85,000
Legal fees and expenses	310,000
Printing and engraving	100,000
Miscellaneous expenses	100,181

Total	$626,000

Item 15.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that to the fullest extent permitted by the DGCL and except as otherwise provided in its by-laws, none of the Registrant’s directors shall be liable to it or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Registrant’s certificate of incorporation provides for indemnification of any person who was or is made or threatened to be made a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director, or officer of the Registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Registrant to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, all of the directors and officers of the Registrant are covered by insurance policies maintained and held in effect by the Registrants against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 16.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein.

Exhibit No.		Description
1.1		Form of Underwriting Agreement.

4.1		Amendment and Restated Certificate of Incorporation of NTELOS Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 2006).

4.2		Amended and Restated Bylaws of NTELOS Holdings Corp. (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2006).

5.1		Opinion of Troutman Sanders LLP.

23.1		Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	*	Consent of KPMG LLP.

24.1	*	Powers of Attorney

*	Previously filed

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waynesboro, Commonwealth of Virginia, on March 28, 2007.

NTELOS HOLDINGS CORP.

By:	/s/ James S. Quarforth
James S. Quarforth
Chief Executive Officer

***

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on March 28, 2007.

Signature	Title

/s/ James S. Quarforth	President and Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
James S. Quarforth

/s/ Michael B. Moneymaker Michael B. Moneymaker	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)

*	Director
Timothy G. Biltz

*	Director
Christopher Bloise

*	Director
Andrew Gesell

*	Director
Daniel J. Heneghan

*	Director
Eric B. Hertz

*	Director
Michael Huber

*	Director
Steven Rattner

*By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker Attorney-in-fact

Exhibit No.		Description
1.1		Form of Underwriting Agreement.

4.1		Amendment and Restated Certificate of Incorporation of NTELOS Holdings Corp. (incorporated herein by reference to Exhibit 3.1 to Annual Report on Form 10-K for the year ended December 31, 2006).

4.2		Amended and Restated Bylaws of NTELOS Holdings Corp. (incorporated herein by reference to Exhibit 3.2 to Annual Report on Form 10-K for the year ended December 31, 2006).

5.1		Opinion of Troutman Sanders LLP.

23.1		Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

23.2	*	Consent of KPMG LLP.

24.1	*	Powers of Attorney

*	Previously filed